Exhibit 10.16

SUMMARY SHEET OF DIRECTOR FEES AND OFFICER COMPENSATION

I. Director Compensation

     As compensation for their service as directors of Halifax Corporation (the “Company”), each non-employee member of the Board of Directors (the “Board”) receives a $1,000 annual fee. Payment of the annual fee is made at the annual meeting. Additionally, each non-employee member of the Board receives $2,000 for each regular Board meeting attended in person, $1,000 for each regular Board meeting attended telephonically and $1,000 for each special Board meeting. Directors do not receive any compensation for attendance of meetings of the committees of the Board. Non-employee directors are reimburse for reasonable expenses incurred in connection with attending meetings of the Board and committees of the Board.

     In addition, under the Non-employee Directors Stock Option Plan, each non-employee member was granted options to purchase 5,000 shares of the Company’s common stock on the first of the month following the date of the annual meeting of shareholders on which the director was initially elected and was granted options to purchase up to 2,000 shares of common stock on each annual re-election by the shareholders as a director of the Company. Such options were granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. No further options may be granted under the Non-employee Directors Stock Option Plan.

II. Executive Compensation

Base Salaries

     The following table sets forth current base salaries of the Company’s CEO and each of the executive officers who were named in the Summary Compensation Table incorporated by reference into the Company’s annual report on Form 10-K for the year ended March 31, 2004 and who are expected to be named in the Summary Compensation Table in the Company’s incorporated by reference into the annual report on Form 10-K for the year ended March 31, 2005 (the “Named Executive Officers”).

Name	Base Salary
Charles L. McNew	$240,000
Hugh M. Foley	145,000
Joseph Sciacca	160,000
James L. Sherwood, IV*	125,052
Jonathan L. Scott	171,538

*	On June 30, 2005, Mr. Sherwood ceased to be employed by the Company.

Participation in Employee Benefit and Other Arrangements

     The Named Executive Officers are also eligible to:

•	Participate in the 1994 Key Employee Stock Option Plan;

•	Participate in an incentive compensation program for bonuses which are awarded based on achievement of certain objectives set by the Board of Directors by the executive officer and the Company;

•	Participate in certain group life, health, medical and other non-cash benefits generally available to all salaried employees.